As Filed with the Securities and Exchange Commission on August 25, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PROVIDENCE SERVICE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0845127
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5524 East Fourth Street, Tucson, Arizona	85711
(Address of Principal Executive Offices)	(Zip Code)

The Providence Service Corporation 2003 Stock Option Plan

(Full title of the Plan)

Fletcher J. McCusker

Chief Executive Officer

The Providence Service Corporation

5524 East Fourth Street, Tucson, Arizona 85711

(Name and address of agent for service)

(520) 747-6600

(Telephone number, including area code, of agent for service)

Copy to:

Ethan Seer, Esquire

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 885-5000

Facsimile: (212) 885-5001

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.001 per share	400,000	(3)	$26.99	$10,796,000	$1,270.69

(1)	Represents shares issuable under the registrant’s 2003 Stock Option Plan (“2003 Plan”) as a result of an amendment to the 2003 Plan approved by stockholders of the registrant on May 19, 2005 (the “Amendment”).
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended, based upon, (i) as to the 47,666 shares of the registrant’s common stock that may be issued upon the exercise of options previously granted pursuant to the Amendment, upon the exercise prices of such options and (ii) as to the 352,334 shares of the registrant’s common stock that may be issued upon exercise of options available for future grant under the Amendment, upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq National Market on August 22, 2005.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also includes such indeterminate number of shares of Common Stock as may be issued pursuant to certain anti-dilution provisions contained in the 2003 Plan.

Pursuant to General Instruction E of Form S-8, the registrant hereby makes the following statement:

This Registration Statement on Form S-8 is being filed by the registrant to register an additional 400,000 shares of its common stock which are issuable upon the exercise of options available for grant under the 2003 Plan, pursuant to the Amendment authorized by the stockholders of the registrant on May 19, 2005. These 400,000 shares are in addition to the 500,000 shares of the registrant’s common stock which were previously registered pursuant to the registrant’s Registration Statement on Form S-8 (Commission File No. 333-117984) filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2004 and the 803,336 shares of the registrant’s common stock (500,000 of which were eligible for issuance under the 2003 Plan) which were previously registered pursuant to the registrant’s Registration Statement on Form S-8 (Commission File No. 333-112586) filed with the SEC on February 6, 2004 (collectively, the “Prior Registration Statements”). Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.
5.1	Opinion of Blank Rome LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on August 25, 2005.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Fletcher Jay McCusker
Fletcher Jay McCusker
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Fletcher Jay McCusker and Michael N. Deitch, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE(S)	DATE
/s/ Fletcher Jay McCusker Fletcher Jay McCusker	Chairman of the Board, Chief Executive Officer (Principal Executive Officer)	August 25, 2005

/s/ Steven I. Geringer Steven I. Geringer	Director	August 25, 2005

/s/ Hunter Hurst, III Hunter Hurst, III	Director	August 25, 2005

/s/ Kristi L. Meints Kristi L. Meints	Director	August 25, 2005

/s/ Warren S. Rustand Warren S. Rustand	Director	August 25, 2005

/s/ Richard Singleton Richard Singleton	Director	August 25, 2005

/s/ Michael N. Deitch Michael N. Deitch	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	August 25, 2005

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
5.1	Opinion of Blank Rome LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).

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